Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Bloomfield Hills, MI, February 23, 2017 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2016. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

2016 Full Year Financial and Operating Highlights:

▪	Invested $312.1 million in 92 retail net lease properties
▪	Completed or commenced construction on 14 development or Partner Capital Solutions (“PCS”) projects
▪	Increased rental revenue 30.7% to $84.2 million
▪	Net Income per share attributable to the Company decreased 9.0% to $1.97
▪	Net Income attributable to the Company increased 15.6% to $45.1 million
▪	Increased Funds from Operations (“FFO”) per share 6.1% to $2.54
▪	Increased FFO 34.3% to $59.2 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 5.2% to $2.51
▪	Increased AFFO 33.2% to $58.4 million
▪	Raised approximately $228.2 million in net proceeds from the issuance of 5.5 million common shares
▪	Declared dividends of $1.92 per share, an increase of 4.1% over dividends per share declared in 2015
▪	Net of cash on hand, full availability of recently expanded $250 million revolving credit facility
▪	Sector leading balance sheet at 4.5 times net debt-to-recurring earnings before interest, taxes, depreciation and amortization (“EBITDA”)

Fourth Quarter 2016 Financial and Operating Highlights:

▪	Increased rental revenue 37.3% to $23.3 million
▪	Net Income per share attributable to the Company increased 22.7% to $0.50
▪	Net Income attributable to the Company increased 63.4% to $12.7 million
▪	Increased Funds from Operations (“FFO”) per share 6.3% to $0.64
▪	Increased FFO 40.9% to $16.6 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 5.3% to $0.63
▪	Increased AFFO 39.6% to $16.2 million
▪	Raised approximately $103.9 million in net proceeds from the issuance of 2.3 million common shares
▪	Declared a dividend of $0.495 per share, an increase of 6.5% over the dividend per share declared in the fourth quarter of 2015

1

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended December 31, 2016 increased 37.3% to $23.3 million, compared to total rental revenue of $17.0 million for the comparable period in 2015.

Total rental revenue for the year ended December 31, 2016 increased 30.7% to $84.2 million, compared to total rental revenue of $64.5 million for the comparable period in 2015.

Net Income

Net income attributable to the Company for the three months ended December 31, 2016 increased 63.4% to $12.7 million, compared to $7.8 million for the comparable period in 2015. Net income per share attributable to the Company for the three months ended December 31, 2016 increased 22.7% to $0.50, compared to $0.41 per share for the comparable period in 2015.

Net income attributable to the Company for the year ended December 31, 2016 increased 15.6% to $45.1 million, compared to $39.0 million for the comparable period in 2015. Net income per share attributable to the Company for the year ended December 31, 2016 decreased 9.0% to $1.97, compared to $2.16 per share for the comparable period in 2015.

Funds from Operations

FFO for the three months ended December 31, 2016 increased 40.9% to $16.6 million, compared to FFO of $11.8 million for the comparable period in 2015. FFO per share for the three months ended December 31, 2016 increased 6.3% to $0.64, compared to FFO per share of $0.60 for the comparable period in 2015.

FFO for the year ended December 31, 2016 increased 34.3% to $59.2 million, compared to FFO of $44.0 million for the comparable period in 2015. FFO per share for the year ended December 31, 2016 increased 6.1% to $2.54, compared to FFO per share of $2.39 for the comparable period in 2015.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2016 increased 39.6% to $16.2 million, compared to AFFO of $11.6 million for the comparable period in 2015. AFFO per share for the three months ended December 31, 2016 increased 5.3% to $0.63, compared to AFFO per share of $0.60 for the comparable period in 2015.

AFFO for the year ended December 31, 2016 increased 33.2% to $58.4 million, compared to AFFO of $43.9 million for the comparable period in 2015. AFFO per share for the year ended December 31, 2016 increased 5.2% to $2.51, compared to AFFO per share of $2.38 for the comparable period in 2015.

Dividend

The Company paid a cash dividend of $0.495 per share on January 3, 2017 to stockholders of record on December 23, 2016, a 6.5% increase over the $0.465 quarterly dividend declared in the fourth quarter of 2015. The quarterly dividend represents payout ratios of approximately 77.2% of FFO per share and 78.9% of AFFO per share, respectively.

For 2016, the Company declared annual dividends of $1.92, a 4.1% increase over the $1.845 of annual dividends declared in 2015. The annual dividend represents payout ratios of approximately 75.6% of FFO per share and 76.6% of AFFO per share, respectively.

2

CEO Comments

“We are extremely pleased with our 2016 performance as we continued to execute on our operating strategy and deliver results in all phases of our business,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “We maintained a disciplined approach across our three external growth platforms while remaining focused on leading retailers that offer a compelling customer experience or employ a comprehensive omni-channel strategy. In 2017, we remain intently focused on being a retail net lease value creator through our differentiated operating strategy.”

Portfolio Update

As of December 31, 2016, the Company’s portfolio consisted of 366 properties located in 43 states and totaling 7.0 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.5% of annualized base rent.

The portfolio was approximately 99.6% leased, had a weighted average remaining lease term of approximately 10.6 years, and generated approximately 45.6% of annualized base rents from investment grade tenants.

The following table provides a summary of the Company’s portfolio as of December 31, 2016:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	331	$85,422	90.6%	42.6%	10.3 yrs
Retail Net Lease Ground Leases	32	7,077	7.5%	86.5%	13.1 yrs
Total Retail Net Lease	363	$92,499	98.1%	45.9%	10.7 yrs
Total Portfolio	366	$94,250	100.0%	45.6%	10.6 yrs

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2016.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor’s, Moody's, Fitch and/or NAIC.

Acquisitions

Total acquisition volume for the fourth quarter of 2016 was approximately $61.6 million and included 22 assets net leased to a number of notable retailers operating in the discount apparel, grocery, auto service, auto parts and specialty retail sectors. The properties are located in 12 states and leased to 17 distinct tenants operating across 11 retail sectors. These properties were acquired at a weighted average cap rate of 7.8% and with a weighted average remaining lease term of approximately 10.5 years.

For the year ended December 31, 2016, total acquisition volume was approximately $295.8 million and included 82 high-quality retail net lease assets. The properties are located in 27 states and leased to 49 diverse tenants who operate in 22 retail sectors. The properties were acquired at a weighted average cap rate of 7.8% and with a weighted average remaining lease term of approximately 10.7 years.

Dispositions

During the quarter, the Company sold one property net leased to Walgreens in Ocala, Florida, for gross proceeds of approximately $7.1 million. The disposition was completed at a cap rate of 5.7%.

3

For the year ended December 31, 2016, the Company disposed of four Walgreens for gross proceeds of $29.7 million. The weighted average cap rate of the dispositions was 5.6%.

Development and Partner Capital Solutions

In the fourth quarter of 2016, the Company completed four previously announced development and Partner Capital Solutions projects, including the Company’s first Texas Roadhouse in Mount Pleasant, Michigan. This project is leased to Texas Roadhouse under a new 15-year ground lease and had a total project cost of approximately $0.5 million.

The Company also completed its previously announced Starbucks in North Lakeland, Florida during the quarter. This project, which represents the Company’s first ground-up development with Starbucks, had a total project cost of approximately $1.2 million and is under a new 10-year net lease.

Also within the quarter, the Company completed two Burger Kings in Hamilton, Montana and West Fargo, North Dakota. These projects are the third and fourth Burger Kings in the Company’s partnership with Meridian Restaurants, and are subject to new 20-year net leases. The total costs of these two projects were approximately $1.5 million and $1.6 million, respectively.

During the fourth quarter, construction continued on the Company’s four development and PCS projects with anticipated total project costs of approximately $21.7 million. These projects include one Burger King development in Heber, Utah; two Camping World projects in Tyler, Texas and Georgetown, Kentucky; and the redevelopment and expansion of an existing property in Boynton Beach, Florida for Orchard Supply Hardware.

For the year ended December 31, 2016, the Company completed or commenced construction on 14 development or PCS projects net leased to a number of industry-leading retail tenants. Total project costs for those developments are approximately $38.0 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Hobby Lobby	Springfield, OH	Build-to-Suit	15 Years	Q1 2016	Completed
Family Fare Quick Stop	Marshall, MI	Ground Lease	10 Years	Q2 2016	Completed
Burger King(1)	Farr West, UT	Build-to-Suit	20 Years	Q2 2016	Completed
Chick-fil-A	Frankfort, KY	Ground Lease	20 Years	Q3 2016	Completed
Burger King(1)	Devil's Lake, ND	Build-to-Suit	20 Years	Q3 2016	Completed
Wawa	Orlando, FL	Ground Lease	20 Years	Q3 2016	Completed
Starbucks	North Lakeland, FL	Build-to-Suit	10 Years	Q4 2016	Completed
Burger King(1)	Hamilton, MT	Build-to-Suit	20 Years	Q4 2016	Completed
Texas Roadhouse	Mount Pleasant, MI	Ground Lease	15 Years	Q4 2016	Completed
Burger King(1)	West Fargo, ND	Build-to-Suit	20 Years	Q4 2016	Completed
Camping World	Tyler, TX	Build-to-Suit	20 Years	Q1 2017	Under Construction
Burger King(1)	Heber, UT	Build-to-Suit	20 Years	Q1 2017	Under Construction
Camping World	Georgetown, KY	Build-to-Suit	20 Years	Q3 2017	Under Construction
Orchard Supply	Boynton Beach, FL	Build-to-Suit	15 Years	Q3 2017	Under Construction

(1)	Franchise restaurants operated by Meridian Restaurants Unlimited, LC.

4

Leasing

During 2016, the Company executed new leases, extensions or options on more than 56,000 square feet of gross leasable area throughout the existing portfolio. Material new leases, extensions or options included a 24,153 square foot Staples in Davenport, Iowa.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2016:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$10,903	11.6%
Walmart	4,224	4.5%
Lowe's	3,099	3.3%
Wawa	2,664	2.8%
Mister Car Wash	2,580	2.7%
Smart & Final	2,518	2.7%
CVS	2,463	2.6%
Dollar General	2,415	2.6%
Hobby Lobby	2,177	2.3%
Tractor Supply	2,172	2.3%
Academy Sports	1,982	2.1%
Rite Aid	1,886	2.0%
Dollar Tree	1,832	1.9%
Burger King(2)	1,763	1.9%
BJ's Wholesale	1,759	1.9%
LA Fitness	1,709	1.8%
24 Hour Fitness	1,694	1.8%
AMC	1,585	1.7%
Taco Bell(3)	1,537	1.6%
Other(4)	43,288	45.9%
Total Portfolio	$94,250	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2016.
(2)	Franchise restaurants operated by Meridian Restaurants Unlimited, L.C.
(3)	Franchise restaurants operated by Charter Foods North, LLC.
(4)	Includes tenants generating less than 1.5% of annualized base rent.

5

Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2016:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$15,252	16.2%
Grocery Stores	6,632	7.0%
Restaurants - Quick Service	6,492	6.9%
Auto Service	5,452	5.8%
Specialty Retail	4,672	5.0%
Discount Apparel	4,533	4.8%
General Merchandise	3,956	4.2%
Health & Fitness	3,822	4.1%
Home Improvement	3,790	4.0%
Warehouse Clubs	3,749	4.0%
Crafts and Novelties	3,528	3.7%
Sporting Goods	3,149	3.3%
Dollar Stores	3,038	3.2%
Farm and Rural Supply	2,906	3.1%
Convenience Stores	2,830	3.0%
Auto Parts	2,822	3.0%
Restaurants - Casual Dining	2,481	2.6%
Other(2)	15,146	16.1%
Total Portfolio	$94,250	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31,2016.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

6

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2016:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$14,555	15.4%
Texas	8,107	8.6%
Florida	7,491	7.9%
Ohio	5,779	6.1%
Illinois	5,677	6.0%
Pennsylvania	4,095	4.3%
California	3,700	3.9%
Mississippi	2,855	3.0%
Wisconsin	2,841	3.0%
Kentucky	2,723	2.9%
Colorado	2,571	2.7%
Kansas	2,540	2.7%
North Carolina	2,396	2.5%
Other(2)	28,920	31.0%
Total Portfolio	$94,250	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2016.
(2)	Includes states generating less than 2.5% of annualized base rent.

7

Lease Expiration

The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2016, assuming that no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2017	8	$817	0.9%	89	1.3%
2018	15	2,258	2.4%	356	5.1%
2019	13	4,403	4.7%	377	5.4%
2020	18	2,639	2.8%	244	3.5%
2021	29	6,042	6.4%	386	5.5%
2022	22	4,690	5.0%	406	5.8%
2023	27	4,865	5.2%	443	6.3%
2024	36	9,081	9.6%	880	12.5%
2025	34	6,883	7.3%	538	7.7%
2026	34	4,352	4.6%	390	5.6%
Thereafter	179	48,220	51.1%	2,924	41.3%
Total Portfolio	415	$94,250	100.0%	7,033	100.0%

Annualized base rent and gross leasable area are in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2016.

Capital Markets and Balance Sheet

Capital Markets

During 2016, the Company executed on several capital markets transactions to fund strategic growth and preserve its strong balance sheet:

▪	In December 2016, the Company finalized an agreement to amend and restate its senior unsecured credit facility. The amended and restated credit facility was increased to $350 million and is comprised of a $250 million unsecured revolving credit facility (the “Revolving Facility”) and extensions of the Company’s existing $65 million and $35 million unsecured term loans (together, the “Unsecured Term Loans”). The Revolving Facility will mature in January 2021 with options to extend the maturity date to January 2022, and the Unsecured Term Loans will mature in January 2024.

▪	In October 2016, the Company completed a follow-on public offering of 2,087,250 shares of common stock, which included the underwriters’ full exercise of their option to purchase additional shares. Total net proceeds, after deducting the underwriting discount and offering expenses, were approximately $95.0 million.

▪	During the three months ended December 31, 2016, the Company issued 183,602 shares of common stock under its ATM program, realizing net proceeds of approximately $8.8 million. During the year ended December 31, 2016, the Company issued 499,209 shares of common stock under its ATM Program at an average gross price of $47.74, for total net proceeds of approximately $23.5 million.

8

▪	In August 2016, the Company refinanced an existing $20.3 million secured amortizing mortgage note. The refinanced $20.3 million term loan, which is now unsecured, matures in May 2019 and has a fixed interest rate of 3.62% through the use of an existing interest rate swap.

▪	In July 2016, the Company completed the issuance of $100 million of long-term, unsecured, fixed rate debt. The combined $100 million of unsecured financings have a weighted average term of 10 years and a blended interest rate of 3.87%.

▪	In May 2016, the Company completed a follow-on public offering of 2,875,000 shares of common stock, which included the underwriters’ full exercise of their option to purchase additional shares. Total net proceeds, after deducting the discount and offering expenses, were approximately $109.6 million.

▪	In March 2016, the Company repaid an $8.6 million mortgage secured by three Wawa properties.

Balance Sheet

As of December 31, 2016, net of cash on hand, the Company had full availability of recently expanded $250 million revolving credit facility. The Company’s net debt-to-recurring EBITDA was 4.5 times and its fixed charge coverage ratio was 3.9 times. As of December 31, 2016, the Company’s total debt to total enterprise value was 24.9%. Total enterprise value is calculated as the sum of total debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and twelve months ended December 31, 2016, the Company’s fully diluted weighted average shares outstanding were 25.5 million and 23.0 million, respectively. The basic weighted average shares outstanding for the three and twelve months ended December 31, 2016 were 25.4 million and 22.9 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2016, there were 347,619 operating partnership units outstanding and the Company held a 98.7% interest in the operating partnership.

2017 Outlook

The Company’s outlook for acquisition volume in 2017, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is between $200 and $225 million of high-quality retail net lease properties. The Company’s disposition guidance for 2017 is between $20 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, February 24, 2017 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

9

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 368 properties, located in 43 states and containing approximately 7.1 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company’s website at www.agreerealty.com.

All information in this press release is as of February 23, 2017. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

Contact:

Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190

###

10

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets:
Real Estate Investments:
Land	$309,687	$225,274
Buildings	703,506	526,912
Accumulated depreciation	(69,696)	(56,401)
Property under development	6,764	3,663
Net real estate investments	950,261	699,448
Cash and cash equivalents	33,395	2,712
Accounts receivable - Tenants, net of allowance of $50 and $35 for possible losses at December 31, 2016 and December 31, 2015, respectively	11,535	7,418
Unamortized Deferred Expenses:
Credit facility financing Costs, net of accumulated amortization of $1,262 and $1,532 at December 31, 2016 and December 31, 2015, respectively	1,552	543
Leasing costs, net of accumulated amortization of $677 and $554 at December 31, 2016 and December 31, 2015, respectively	1,227	665
Lease intangibles, net of accumulated amortization of $18,588 and $10,578 at December 31, 2016 and December 31, 2015, respectively	109,824	76,552
Interest Rate Swaps	1,409	98
Other assets	2,722	2,471
Total Assets	$1,111,925	$789,907

Liabilities:
Mortgage notes payable, net	$69,067	$100,391
Unsecured Term Loans, net	158,679	99,390
Senior Unsecured Notes, net	159,176	99,161
Unsecured Revolving Credit Facility	14,000	18,000
Dividends and Distributions Payable	13,124	9,758
Deferred Revenue	1,823	1,708
Accrued Interest Payable	2,210	963
Accounts Payable and Accrued Expense:
Capital Expenditures	677	122
Operating	4,866	2,759
Interest Rate Swaps	1,994	3,301
Deferred Income Taxes	705	705
Tenant Deposits	94	29
Total Liabilities	426,415	336,287

Stockholders' Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 21,164,977 and 20,637,301 shares issued and outstanding, respectively	3	2
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	712,069	482,514
Dividends in excess of net income	(28,558)	(28,262)
Accumulated other comprehensive loss	(536)	(3,130)
Total Stockholders' Equity - Agree Realty Corporation	682,978	451,124
Non-controlling interest	2,532	2,496
Total Stockholders' Equity	685,510	453,620
Total Liabilities and Stockholders' Equity	$1,111,925	$789,907

11

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenues
Minimum rents	$23,349	$17,016	$84,031	$64,278
Percentage rents	-	(9)	197	180
Operating cost reimbursement	1,900	2,031	7,267	5,277
Other income	50	116	32	231
Total Revenues	25,299	19,154	91,527	69,966

Operating Expenses
Real estate taxes	1,425	1,663	5,459	4,005
Property operating expenses	815	357	2,484	1,768
Land lease payments	163	163	653	606
General and administrative	1,908	1,808	8,015	6,988
Depreciation and amortization	6,506	3,289	23,407	16,486
Total Operating Expenses	10,817	7,280	40,018	29,853

Income from Operations	14,482	11,874	51,509	40,113

Other (Expense) Income
Interest expense, net	(4,107)	(3,947)	(15,343)	(12,305)
Gain on sale of assets	2,832	-	9,964	12,135
Loss on debt extinguishment	(301)	-	(333)	(181)

Net Income	12,906	7,927	45,797	39,762

Less Net Income Attributable to Non-Controlling Interest	173	137	679	744

Net Income Attributable to Agree Realty Corporation	$12,733	$7,790	$45,118	$39,018

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.50	$0.41	$1.97	$2.17
Diluted	$0.50	$0.41	$1.97	$2.16

Other Comprehensive Income
Net income	$12,906	$7,927	$45,797	$39,762
Other Comprehensive Income (Loss)	5,853	1,836	2,618	(1,093)
Total Comprehensive Income	18,759	9,763	48,415	38,669
Comprehensive Income Attributable to Non-Controlling Interest	(251)	(173)	(703)	(724)
Comprehensive Income Attributable to Agree Realty Corporation	$18,508	$9,590	$47,712	$37,945

Weighted Average Number of Common Shares Outstanding - Basic	25,375,922	19,063,379	22,868,736	18,003,122
Weighted Average Number of Common Shares Outstanding - Diluted	25,473,270	19,129,475	22,959,799	18,065,415

12

Agree Realty Corporation

Reconciliation of Net Income to FFO and Adjusted FFO

($ in thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Net income	$12,906	$7,927	$45,797	$39,762
Depreciation of real estate assets	4,296	2,768	15,200	11,466
Amortization of leasing costs	41	14	125	98
Amortization of lease intangibles	2,150	1,046	8,010	4,859
(Gain) loss on sale of assets	(2,832)	-	(9,964)	(12,135)
Funds from Operations	$16,561	$11,755	$59,168	$44,050
Straight-line accrued rent	(1,420)	(634)	(3,582)	(2,450)
Deferred revenue recognition	-	(116)	(541)	(463)
Stock based compensation expense	576	470	2,441	1,992
Amortization of financing costs	155	110	516	494
Non-real estate depreciation	19	16	72	62
Debt extinguishment costs	301	-	333	180
Adjusted Funds from Operations	$16,192	$11,601	$58,407	$43,865

FFO per common share - Basic	$0.64	$0.61	$2.55	$2.40
FFO per common share - Diluted	$0.64	$0.60	$2.54	$2.39

Adjusted FFO per common share - Basic	$0.63	$0.60	$2.52	$2.39
Adjusted FFO per common share - Diluted	$0.63	$0.60	$2.51	$2.38

Weighted Average Number of Common Shares and Units Outstanding - Basic	25,723,541	19,410,998	23,216,355	18,350,741
Weighted Average Number of Common Shares and Units Outstanding - Diluted	25,820,889	19,477,094	23,307,418	18,413,034

Supplemental Information:
Scheduled principal repayments	$758	$711	$2,954	$2,772
Capitalized interest	183	23	210	39
Capitalized building improvements	136	382	541	310

Non-GAAP Financial Measures

FFO
The Company considers the non-GAAP measures of FFO and FFO per share/unit)to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurement does not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted FFO
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company’s calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Any differences a result of rounding.

13